Exhibit 99(a)(1)(F)

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

        If you previously elected to reject Inhale Therapeutic Systems, Inc.'s ("Inhale") Offer to Exchange, and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and return both to Steve Hurst or Bob Harper at Inhale before midnight, Pacific Standard Time, on February 25, 2002, unless the Offer is extended. This Notice of Change in Election may be sent via mail or courier to the attention of Steve Hurst or Bob Harper at Inhale's corporate offices in San Carlos, California. Notices will also be accepted via facsimile at (650) 620-5360 or via email at exchange@inhale.com. If you do elect to return this Notice and a new Election Form via email or facsimile, please provide us with original executed copies of both documents as soon as possible. If you have questions regarding the process for returning this Notice, please contact Steve Hurst or Bob Harper via email at exchange@inhale.com. Alternatively, you may reach Steve Hurst via telephone at (650) 631-3118 or Bob Harper at (650) 631-3222.

To Inhale:

        I previously received a copy of the Offer to Exchange (dated January 25, 2002), the cover letter, the Summary of Terms and an Election Form. I signed and returned the Election Form, in which I elected to reject Inhale's Offer to Exchange. I now wish to change that election, and accept Inhale's Offer to Exchange. I understand that by signing this Notice and a new Election Form and delivering both forms pursuant to the instructions above, I will be able to withdraw my rejection of the Offer and accept the Offer to Exchange instead. I have read and understand all of the terms and conditions of the Offer to Exchange.

        I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to Steve Hurst or Bob Harper at Inhale's corporate offices in San Carlos, California before midnight, Pacific Standard Time, on February 25, 2002, or if Inhale extends the deadline to exchange options, before the extended expiration of the Offer.

        I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

        I accept the offer to exchange options as indicated in the Election Form completed as of the date hereof.

Optionee Signature		Date:
Name:	(Please print)
Inhale hereby agrees and accepts this Notice of Change in Election from Reject to Accept, and such acceptance shall be binding on Inhale's successors, assigns and legal representatives:
INHALE THERAPEUTIC SYSTEMS, INC.
By:		Date:
Title: